Exhibit 99.01

Contact: Stewart E. McClure, Jr., President and Chief Executive Officer
         (908)630-5000


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Contact: Stewart E. McClure, Jr., President and Chief Executive Officer
         (908)630-5000

                               SOMERSET HILLS BANK

                   AND PROPERTY TITLE GROUP FORM JOINT VENTURE

BERNARDSVILLE, NEW JERSEY, AUGUST 25, 2004...(NASDAQ, Small Cap Market: SOMH) Under Somerset Hills Bank's leeway investment powers, it has struck a deal with Property Title Group to form Somerset Hills Title Group, LLC, which will provide title services in connection with the closing of real estate transactions and operate as a title agency, primarily in connection with real estate transactions originated by Somerset Hills Bank, its affiliates and law firms referred to the new company by the Bank. Property Title Group (PTG) is a joint venture between Donald Cohen Associates LLC and Progressive Title Agency, Inc. Marilyn Henshaw, founder and sole owner of Progressive, has been in the title insurance business for over 20 years and personally handles all production requirements for the firm. Donald Cohen, sole owner of Donald Cohen Associates, has been in real estate development and related businesses for over 25 years and is responsible for PTG's marketing and sales operations.

     The LLC will be managed by Stewart E. McClure, Jr., Marilyn Henshaw, and Donald Cohen.

     According to Stewart E. McClure, Jr., President and Chief Executive Officer of Somerset Hills Bank, " We are excited at the opportunities this new venture will provide to our Bank's commercial and residential mortgage customers. Property Title Group, under the leadership of Marilyn Henshaw and Don Cohen, is one of the largest and fastest growing title insurance agencies in the state of New Jersey. This relationship will quickly add a new dimension to Somerset Hills Bank's products and services, and contribute to the Bank's profitability as well."

     Somerset Hills Bancorp is a bank holding company formed in January 2001 to own all of the common stock of Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Mendham and Morristown, New Jersey. A new branch will open in Summit in the fall of 2004. Somerset Hills Bank focuses its


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lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers. The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management Services, LLC., a wholly owned subsidiary licensed to provide financial services including financial planning, insurance (life, health, property and casualty), mutual funds and annuities for individuals and commercial accounts. The common stock of the Company is traded on NASDAQ under the symbol SOMH and the Company's warrants to purchase common stock are traded on NASDAQ under the symbol SOMHW.

     Property Title Group, located in Morristown , New Jersey, has available to service its clients over 25 employees in different capacities including a full-time attorney, 9 title officers and 6 full-time searchers for the state of New Jersey. PTG's expertise includes owner and/or loan policies for commercial, residential, retail, industrial and multi-family housing transactions on a purchase, lease, financed or refinanced basis.


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